Exhibit 3.586

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:37 AM 11/16/2007
FILED 09:36 AM 11/16/2007
SRV 071230739 – 4458681 FILE
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
•	First: The name of the limited liability company is KANDEL ENTERPRISES, LLC

•	Second: The address of its registered office in the State of Delaware is 40 E Division Street Suite A in the City of Dover 19901. The name of its Registered agent at such address is PARACORP INCORPORATED

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 16 day of November, 2007.

By:	/s/ Glenda Kay Hallett
Authorized Person(s)

Name:	Glenda Kay Hallett
Typed or Printed

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:08 PM 12/18/2007
FILED 08:33 PM 12/18/2007
SRV 071338968 – 4458681 FILE
State of Delaware
Certificate of Amendment
1.	Name of Limited Liability Company: Kandel Enterprises, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
The location of the Registered Office of this limited liability company within this state be, and the same hereby is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.
The name of the Registered Agent therein and in charge thereof upon whom process against this limited liability company may be served, is The Corporation Trust Company.
          IN WITNESS WHEREOF, said limited liability company has caused this certificate to be signed by an authorized person on December 18, 2007.

By:	/s/ Connie J. Gecich
Authorized Person